Exhibit 10.231

CONFIDENTIAL AND PROPRIETARY

April 26, 2010

Resaca Exploitation, Inc.

1331 Lamar Street

Houston, TX 77010-3122

(713) 650-1246

Attn:  Chris Work, Chief Financial Officer

Re:                               Amended and Restated Commitment Letter — Up to $200,000,000 Senior Secured Revolving Credit Facility.

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter between Union Bank, N.A. (“UB”) and Resaca Exploitation, Inc., a Texas corporation (“Company” or “you”) dated February 2, 2010 (“Existing Commitment Letter”).  This letter (the “Commitment Letter”) is entered into in order to (a) extend the expiration date of the commitments provided therein and (b) have Natixis New York Branch join in as a party thereto in such capacities set forth herein.  The parties hereto hereby agree that this Commitment Letter amends, restates and supersedes the Existing Commitment Letter in its entirety as set forth herein.

As discussed in the Existing Commitment Letter, in connection with the anticipated merger between the Company and Cano Petroleum, Inc., a Delaware corporation (the “Target”; and such merger transaction being referred to herein as the “Merger”), the Company advised Union Bank, N.A. (“UB” or a “Lead Arranger”) and Natixis New York Branch (“Natixis” or a “Lead Arranger”; and together with UB, the “Lead Arrangers”, “us” or “we”) that the Company seeks financing to refinance certain existing indebtedness of the Company and its subsidiaries and the Target and its subsidiaries, to pay fees, commissions and expenses in connection with the Merger and such financing and for ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”) which is incorporated herein.  The Term Sheet sets forth the proposed terms of a senior secured borrowing base revolving credit facility with an aggregate note amount of $200,000,000 and subject to an initial borrowing base which is expected to be approximately $90,000,000 (the “Facility”).  Unless otherwise defined herein, all terms used herein which are defined in the Term Sheet will have the meanings when used therein as so defined.

Commitment:  The Company has requested that UB and Natixis severally commit to provide the Facility.  UB is pleased to advise you of its commitment to (a) act as exclusive administrative agent (in such capacity, the “Administrative Agent”) under the Facility and (b) provide 50% of the principal amount of the Facility subject to the terms and conditions set forth herein, including those specified in the Term Sheet, and to various fees payable to UB as detailed in a separate letter agreement between UB and the

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Company dated January 14, 2010 (the “Fee Letter”).  This Commitment Letter is the “Commitment Letter” referred to in the Fee Letter.  Natixis is pleased to advise you of its commitment to provide 50% of the principal amount of the Facility subject to the terms and conditions set forth herein, including those specified in the Term Sheet, and to various fees payable to Natixis as the “Co-Underwriter” pursuant to and as detailed in the Fee Letter.  The commitments provided for herein by UB and by Natixis are several and not joint.  UB shall only have liability to the Company (as opposed to any other Person), and UB shall be liable solely in respect of its own commitment to the Facility on a several, and not joint, basis with any other Person.  Natixis shall only have liability to the Company (as opposed to any other Person), and Natixis shall be liable solely in respect of its own commitment to the Facility on a several, and not joint, basis with any other Person.  This Commitment Letter and the Term Sheet are not meant to be and shall not be construed as an attempt to define all of the terms and conditions of the Facility which shall be set forth in the definitive credit documentation executed in connection with the Facility (the “Credit Documents”).

The commitment of UB and of Natixis hereunder and the agreement of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to each of us in our respective sole discretion: (a) satisfaction of the terms and conditions set forth herein and in the Term Sheet; (b) the completion of all legal and business due diligence with respect to the Company, its subsidiaries, the Target and its subsidiaries; (c) the absence of a material breach of any representation, warranty or agreement made by the Company set forth herein; (d) the negotiation, execution and delivery of the Credit Documents in form and substance satisfactory to the Lead Arrangers; (e) no change, occurrence or development that is reasonably likely to have a material adverse effect on the business, prospects, assets, liabilities, operations, or condition (financial or otherwise) of the Company and its affiliates or of the Target and its subsidiaries, shall have occurred or become known to us; (f) neither Lead Arranger becoming aware after the date hereof of any information or other matter affecting the Company, any of its affiliates, the Target or any of its affiliates, which in such Lead Arranger’s judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to such Lead Arranger prior to the date hereof; and (g) the initial borrowing base under the Facility is not greater than $90,000,000.00.

Syndication:  The Lead Arrangers intend and reserve the right to syndicate the Facility and you acknowledge and agree that the Lead Arrangers have commenced syndication efforts promptly following your acceptance of the Existing Commitment Letter and will continue their syndication efforts following your acceptance of this Commitment Letter.  The Lead Arrangers may, at their sole option, conduct or conclude such syndication before or after the closing of the Facility.  You agree to, and will use your reasonable best efforts to cause appropriate members of management of the Target to, actively assist us in achieving a syndication of the Facility that is satisfactory to us and you.  To assist us in our syndication efforts, and to the extent necessary to achieve a “Successful Syndication” as defined in the Fee Letter, you agree that you will, and will cause your representatives and non-legal advisors to, and will use your reasonable best efforts to cause appropriate members of management of the Target Company to, (a) promptly provide the Lead Arrangers and the other lenders under the Facility (the “Lenders”) upon request with all information reasonably deemed necessary by any Lead Arranger to assist the Lead Arrangers and each Lender in their evaluation of the transactions contemplated hereby and to complete the syndication, (b) make available to prospective Lenders senior management of the Company and (to the extent reasonable and practical) appropriate members of management of the Target) on reasonable prior notice and at reasonable times and places, (c) host, with the Lead Arrangers, one or more meetings with prospective Lenders, (d) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication, and (e) use your reasonable best

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efforts to ensure that the  syndication efforts of the Lead Arrangers benefit materially from the existing lending relationships of the Company.

The Lead Arrangers and/or one or more of their respective affiliates will exclusively manage all aspects of the syndication of the Facility, including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities.  No Lender shall receive compensation from you with respect to the Facility outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Facility and the Lead Arrangers shall have sole discretion with respect to the allocation and distribution of fees among the Lenders.

Representations and Warranties:  The Company hereby represents, warrants and covenants that (a) all written information, other than Projections (defined below), which has been or is hereafter made available to us by the Company or any of its subsidiaries or affiliates in connection with the transactions contemplated hereby (the “Information”) (i) to the extent prepared by the Company or such subsidiaries or affiliates, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (ii) to the extent prepared by, or obtained from third parties, is and will be, to the Company’s knowledge, complete and correct in all material respects and to the Company’s knowledge, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial or other projections concerning the Company and its subsidiaries and affiliates (including those giving pro forma effect to the Merger) or their respective businesses that have been or are hereafter made available to us by the Company (the “Projections”) have been or will be prepared in good faith based upon assumptions the Company believes to be reasonable.  The Company agrees to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the later of (a) the closing date for the Facility (the “Closing Date”) and (b) the successful syndication of the Facility.  The Company understands that UB and Natixis will be using and relying on the Information and the Projections without independent verification thereof.

Indemnification:  The Company agrees to indemnify and hold harmless UB, Natixis and each of their respective, subsidiaries, affiliates and each of the foregoing’s respective directors, officers, employees, advisors and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the fees and expenses of outside counsel) that are incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Commitment Letter, the Existing Commitment Letter, the Fee Letter, the Facility, any portion thereof, any of the other transactions contemplated thereby, or any use made or proposed to be made with the proceeds thereof, REGARDLESS OF WHETHER THE INDEMNIFIED PARTY IS A PARTY THERETO AND INCLUDING ANY LOSSES, CLAIMS, DAMAGES, LIABILITIES AND EXPENSES ARISING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF AN INDEMNIFIED PARTY but excluding any losses, claims, damages, liabilities and expenses to the extent that they result primarily from the gross negligence or willful misconduct of such Indemnified Party as determined in a final, nonappealable judgment by a court of competent jurisdiction.  In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not its

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investigation, litigation or proceeding is brought by the Company or the Target, any subsidiary or affiliate of the Company or the Target, any shareholder or creditor of the Company or the Target, or an Indemnified Party and whether or not the Facility is consummated.  The Company agrees that no Indemnified Party shall have any liability to the Company or to its subsidiaries, affiliates, security holders or creditors for any indirect or consequential damages arising out of, related to or in connection with this Commitment Letter, the Existing Commitment Letter, the Fee Letter, the Facility or any portion hereof or thereof.

Confidentiality:  We shall be permitted to use information related to the syndication and arrangement of the Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations.  In connection with the services and transactions contemplated hereby, the Company agrees that UB and Natixis are permitted to access, use and share with any of their respective bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning any Company or any of its affiliates that is or may come into the possession of UB, Natixis or any of their respective affiliates.  Following your acceptance hereof, (i) you may make public disclosure of the existence and terms of this Commitment Letter to regulatory authorities to the extent required by such regulatory authorities or applicable law, (ii) you may file a copy of this letter in any public record in which it is required by law to be filed, and (iii) you may disclose the terms hereof in any press release which shall be provided to UB and Natixis for review prior to release; provided that, in any event, the terms of the Fee Letter shall not be disclosed other than as permitted under the terms thereof.  Under no circumstances shall this Commitment Letter, including the Term Sheet, be disclosed by you or your agents, directly or indirectly, to any other financial institution without the prior written approval of UB.  In addition, this Commitment Letter is delivered to you on the understanding that neither this Commitment Letter (including the Term Sheet) nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the extent required by law, (b) to your officers, agents and advisors (including any counsels’ to such advisors) who are directly involved in the consideration of this matter or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

Acknowledgments and Agreements:  In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) the Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and UB and Natixis, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (b) in connection with the process leading to such transaction, each of UB and Natixis is and has been acting solely as a principal and neither UB nor Natixis has been acting as a financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (c) neither UB nor Natixis has assumed nor will either such party assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether UB or Natixis has advised or is currently advising you or your affiliates on other matters) and neither UB nor Natixis has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (d) UB, Natixis and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and neither UB nor Natixis has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) neither UB nor Natixis has provided any legal, accounting, engineering, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting,

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engineering, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against UB, Natixis and their respective affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

Expenses:  By executing this Commitment Letter, the Company agrees to reimburse UB and Natixis from time to time on demand for all reasonable third party fees and expenses of UB and of Natixis incurred in connection with, or otherwise related to, the Facility (including, without limitation, (a) all reasonable fees and expenses of outside counsel, (b) service and other fees for “DebtX” or other electronic communication or data link services in connection with the syndication process, (c) service and other “Intralinks” fees for the periodic distribution of compliance and financial information to the syndicate, and (d) all other reasonable professional fees and expenses relating to due diligence (including, without limitation, collateral review, asset appraisals and fees related to engaging outside counsel for due diligence purposes) and preparation of this Commitment Letter, the Existing Commitment Letter, the Fee Letter, the other Credit Documents, or otherwise in connection with, or related to, the Facility).

Waiver of Jury Trial:  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE EXISTING COMMITMENT LETTER, THE FEE LETTER, THE TERM SHEET, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS TAKEN OR NOT TAKEN BY UNION BANK, N.A. OR NATIXIS NEW YORK BRANCH IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER AND THE FEE LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Survival: The waiver, indemnification, confidentiality and expense payment and reimbursement provisions contained herein shall survive the closing of the Facility and the termination of this Commitment Letter; provided that the indemnification and expense payment and reimbursement provisions shall be superseded by the corresponding provisions in the Credit Documents once such Credit Documents are executed and delivered by the parties thereto, including the parties hereto.

UB hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), we are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow UB, Natixis and the other Lenders to identify the Company in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to UB, Natixis and each other Lender under the Facility.

This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any

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person other than the parties hereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Texas.  The Company consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the State of Texas.  This Commitment Letter (a) may be modified or amended only by the written agreement of all of the parties hereto, and (b) may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

This Commitment Letter and our commitments set forth herein will expire at 5:00 p.m., Houston, Texas time on April 30, 2010 unless the Company executes this Commitment Letter and returns such to us prior to that time (which may be by facsimile transmission which shall be effective upon receipt prior to such time), whereupon this Commitment Letter (which may be signed in one or more counterparts) shall become an agreement under the laws of the State of Texas.  Thereafter, the undertaking and commitments set forth herein will expire on the earlier of (a) 5:00 pm, Houston, Texas time on June 30, 2010 if the closing of the Facility shall not have occurred by such time, (b) a material breach by the Company under this Commitment Letter or the Fee Letter, and (c) the date on which the Credit Documents are made effective.

This Commitment Letter, together with the Term Sheet and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility which remain in full force and effect and set forth the entire understanding of the parties with respect thereto.  THIS COMMITMENT LETTER AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Signature pages follow.]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

UNION BANK, N.A.

By:	/BRIAN ZIMMER/
Brian Zimmer, Senior Vice President

By:	/PAUL CORNELL/
Paul Cornell, Senior Vice President

NATIXIS NEW YORK BRANCH

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director

By:	/s/ Timothy L. Polvado
Name:	Timothy L. Polvado
Title:	Senior Managing Director

Accepted and Agreed to

as of April 27, 2010:

RESACA EXPLOITATION, INC.

By:	/CHRIS WORK/
Chris Work
Vice President and Chief Financial Officer

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SUMMARY OF TERMS AND CONDITIONS

Resaca Exploitation, Inc.	CONFIDENTIAL

EXHIBIT A

SUMMARY OF TERMS & CONDITIONS DATED APRIL 26, 2010

Borrower:	Resaca Exploitation, Inc. (“Resaca”, “Borrower” or the “Company”).

Guarantors:	Cano Petroleum, Inc. and all material subsidiaries. Company and Guarantors are collectively referred to as “Loan Parties”.

Administrative Agent and Sole Lead Arrangers:	Union Bank, N.A. (“UB” or “Agent”) and Natixis New York Branch (“Natixis”).

Lenders:	UB, Natixis and other financial institutions acceptable to the Agent and Borrower. UB and Natixis each intend to hold a maximum $40 million commitment in the Facility.

Facility:

Senior Secured Revolving Credit Facility (the “Facility”) in the amount of $200.0 million.  Initial availability is limited to the lesser of the initial Borrowing Base or the aggregate commitments of the Lenders at closing.

The Facility will be subject to a maximum Borrowing Base amount to be determined at inception (the “Initial Borrowing Base”) and at least semi-annually thereafter, with the first redetermination to take place on September 1, 2010.  The initial Borrowing Base is estimated to be $90.0 million at closing.

The Facility will have a Letter of Credit Sublimit in an amount up to a maximum of $5 million.

Interest Rate	See Addendum I
And Fees:

Maturity:

July 1, 2012 (approximately 3 months prior to the maturity of the Redeemable Preferreds).  Maturity shall be extended to the third anniversary of the closing date once all of the Redeemable Preferreds have been converted to common equity or the redemption date thereof has been extended to a date that is at least 91 days after the third anniversary of the closing date and no Default then exists.

Purpose:

Proceeds will be used: (i) to refinance in full Resaca’s existing senior secured debt with CIT and NGP Capital Resources; (ii) to refinance in full Cano’s existing senior secured debt with UB and Natixis; (iii) to refinance in full Cano’s existing second lien debt with UnionBanCal Equities; (iv) for oil and gas exploration and production; and (v) for general corporate purposes, including working capital and acquisitions.

Optional Prepayments:	Prepayments will be permitted at any time without premium or penalty (except for breakage and related costs associated with prepayments of Eurodollar Loans), subject to minimum amount requirements.

Required Prepayments:	See requirements under Borrowing Base.

Collateral and Security:

The Facility will be secured by a first-priority lien on 80% of the value of the Loan Parties’ existing oil and gas properties and related real property interests and a security agreement on all personal property assets of the Loan Parties.   A negative pledge shall exist on all other assets of the Loan Parties.

Borrowing Base:

The outstanding principal balance of the loans (the “Loans”) and letters of credit (the “L/Cs”) under the Facility may at no time exceed the Borrowing Base, which will be redetermined semi-annually by the Lenders in their sole discretion, subject to reduction by Borrower in its sole discretion.  Each of the Agent and the Borrower may request one additional Borrowing Base redetermination during the interval between each scheduled redetermination and the Agent may require additional redeterminations based upon certain material dispositions.  To assist the Lenders in setting the Borrowing Base, Borrower will furnish (a) by February 28 of each year, an annual engineering report on proved oil and gas properties of the Borrower, prepared internally by the Borrower and effective December 31 of the preceding year, and (b) by August 1, 2010, and each August 31st thereafter, an engineering report on proved oil and gas properties of the Loan Parties prepared by independent petroleum engineers acceptable to the Agent effective June 30 of such year. In addition, the Borrower shall provide the Lender with supplemental engineering data as is necessary to perform the annual Borrowing Base redetermination.

In addition to the engineering reports, Borrower will furnish a quarterly report of production and associated lease operating statements for the oil and gas properties of the Loan Parties.  This information will be certified by an officer of the Borrower and submitted in conjunction with financial statements on a quarterly basis.

If the Borrowing Base ever falls below the “Aggregate Balance” (Aggregate Balance defined as the aggregate amount of outstanding Loans and letters of credit under the Facility and the amount by which the Aggregate Balance exceeds the Borrowing Base is herein called the “Borrowing Base Deficiency”), Borrower must either:  (1) prepay the Facility in the amount of the deficit in five equal monthly installments with each such installment equal to or in excess of one-fifth of such Borrowing Base Deficiency, and with the first such installment to be paid within thirty days after notice by Agent to Borrower of such Borrowing Base Deficiency and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; provided, however, Borrower shall have demonstrated to the satisfaction of Agent on or before the date of the first such payment that Borrower has sufficient available monthly cash from its projected PDP oil and gas production, proposed sales of assets permitted under the Facility, or from proposed contributions to its common equity capital (or any combination thereof) to make such payments, (2) pledge additional unencumbered collateral acceptable to Lenders which in their determination, based on their sole discretion, have sufficient value to eliminate the Borrowing Base Deficiency, or (3) some combination of (1) and (2) above.

Representations and Warranties

Usual and customary for transactions of this type (and subject to materiality qualifiers to be agreed), to include without limitation: (i) corporate existence and status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) ERISA matters; (x) environmental matters; (xi) tax matters; (xii) ownership of property and insurance matters; (xiii) accuracy of disclosure; (xiv) compliance with laws; (xv) subsidiaries; (xvi) no default has occurred and is continuing; (xvii) perfected liens, security interests and charges (subject to permitted liens to be agreed); and (xviii) solvency.

Conditions Precedent:	Usual and customary (usual customary exceptions and qualifiers) including but not limited to:

1.

Receipt of audited Financial Statements (including consolidated balance sheets, income statements and statements of cash flows as well as other information requested by Agent) for the fiscal year ended June 30, 2009 (if available) and the most recent quarterly Financial Statements.

2.

Existence, incorporation, organization and good standing of the Loan Parties and authorization to enter into the Credit Agreement and associated documents.  Additionally, receipt by the Agent and the Lender of all organizational documents of the Loan Parties.

	3.	After giving effect to the borrowings on the closing date, initial availability under the Facility of at least $30 million.

	4.	Cash dividends on the Redeemable Preferreds cannot exceed $766,000 annually. The maturity date of the Redeemable Preferreds shall be no earlier than October 6, 2012.

	5.	The Second Lien Notes payable to UnionBanCal Equities have been repaid in full.

6.

Absence of other indebtedness of the Borrower except as disclosed and approved prior to closing, which approved amounts shall include, contingent liabilities in the ordinary course of business, and tax assessments (the other indebtedness restriction referenced herein will not pertain to interest rate derivatives and/or commodity hedges, which might be classified as indebtedness pursuant to FAS 133).

	7.	Full disclosure has been provided with respect to all written statements, certificates, documents or other written information in connection with this transaction.

	8.	Compliance with all applicable laws including, without limitation, all environmental laws.

	9.	Absence of any material pending or threatened litigation other than those disclosed and accepted by the Agent on or prior to closing.

	10.	No material adverse change.

	11.	Absence of default with respect to any other debt agreement or other material obligation of the Borrower or any of its subsidiaries.

	12.	Satisfactory legal opinion of Loan Parties’ counsel.

	13.	Payment of taxes.

14.

Delivery of certificate of Senior Officer of the Borrower stating that all representations and warranties are true, no default, or event of default currently exists, and the Loan Parties are complying with all respective obligations.

	15.	The Agent and the Lenders shall be satisfied with the title to at least 80% of oil and gas properties of the Loan Parties which are categorized as “proved”.

16.

The Borrower shall have maintained certain hedges identified by the Agent to the Borrower as of the closing.  Furthermore, within 10 business days after closing, Borrower will have entered into oil and gas price hedging contracts satisfactory to Agent on at least 75% of the Loan Parties’ forecasted oil PDP production at such prices acceptable to the Agent.

	17.	Such other documents and certificates that the Agent may reasonably request.

Affirmative Covenants:	The Credit Agreement and other loan documents governing the Facility will contain customary Affirmative Covenants with respect to the Loan Parties, including, but not limited to:

	1.	The Company will deliver the following financial statements and reports:

(a) Annual audited consolidated financial statements of Company (with accountants’ certificate of no default and officers’ certificate of compliance) within 90 days after each fiscal year end.

(b) Quarterly unaudited consolidated financial statements of the Company, (with officer’s certificate of compliance) within 45 days after each fiscal quarter.

(c) Reports outlined under “Borrowing Base” above.

	2.	The Lenders will have general access to additional information regarding the Loan Parties.

	3.	Loan Parties will maintain insurance as is customary in the industry and satisfactory to Agent.

	4.	All transactions between Borrower and its affiliates or any Guarantor and its affiliates shall be on terms no more favorable than could be obtained from third parties in an arm’s length transaction.

Negative Covenants:	The Credit Agreement and other loan documents governing the Loans will contain Negative Covenants with respect to the Loan Parties, including but not limited to:

1.

Indebtedness (other than trade debt and taxes, but including guaranties and obligations under or in respect of letters of credit) is limited to the Loans, the L/Cs and other indebtedness not to exceed types and amounts acceptable to Agent, Lenders and Borrower.

	2.	No liens will be permitted, other than certain customary permitted liens.

	3.	Mergers are prohibited.

4.

Asset sales are prohibited other than (a) hydrocarbons or liquid investments in the ordinary course, (b) certain equipment, (c) dispositions among Loan Parties, (d) disposition of property that is not Proven Reserves so long as its not Collateral, and (e) disposition of property that is Proven Reserves so long as (i) aggregate dispositions between scheduled redetermination of the Borrowing Base shall not exceed 5% of the then effective Borrowing Base, (ii) at least fair market value is received, and (iii) if disposition is of a Guarantor owning such Proven Reserves, the disposition is 100% of the equity interest in such Guarantor.

5.

Investments are limited to cash equivalents, trade accounts and other customary exceptions to be agreed to between Agent and Borrower.  Loans and new lines of business will be generally prohibited.  Acquisitions with cash considerations will be limited as agreed to between Agent and Borrower.

	6.	Limitation on certain changes of ownership of Borrower.

	7.	No material trade payable to exceed 90 days unless such payable is in good faith dispute.

8.

Borrower will not enter into oil and gas price hedging contracts for more than 80% of Loan Parties forecasted oil and gas PDP production for a period of more than five years. If Borrower chooses to hedge with a Lender no additional collateral requirements are necessary.  Non-Lender hedges may not be secured or have margin requirements (of cash, letter of credit, or any other property). Borrower will not enter into any additional gas hedges in 2010 until in compliance with this covenant.

	9.	Limitations on distributions, including payments, redemptions, purchase, or other defeasance of the Redeemable Preferreds.

Financial Covenants:
	1.	Minimum Current Ratio (as defined) not to be less than 1.0:1 as of the end of each fiscal quarter, commencing with 06/30/2010.

	2.	Minimum Interest Coverage (including cash dividends) not to be less than 3.0:1, commencing with the first full calendar quarter after closing and annualized for the first three quarters and on a rolling four quarter basis thereafter.

3.

Commencing with the first full calendar quarter after closing, Maximum Debt to EBITDA ratio cannot exceed 4.5:1 for each of the first two full calendar quarters and 4.0:1 for each calendar quarter thereafter.  EBITDA shall be annualized for the first three quarters and shall be determined on a rolling four quarter basis thereafter.

For financial covenant purposes, EBITDA shall exclude transaction costs associated with this Facility and such other non-recurring transactions costs as agreed to between the Borrower and the Agent.

Events of Default:

The Credit Agreement and other loan documents will contain such events of default with respect to the Loan Parties as are usual and customary for transactions of this kind (with customary grace periods and materiality qualifiers), including without limitation defaults in payment or performance under the Facility, misrepresentations, cross-defaults to other debt or material obligations, events of default related to ERISA and insolvency, material judgments, change of ownership, change in management and any material adverse change affecting any Loan Party.

Governing Law	State of Texas

Notice:

BY RECEIPT OF THIS DOCUMENT AND EXCEPT AS EXPRESSLY PERMITTED UNDER THE TERMS OF THE COMMITMENT LETTER, RESACA EXPLOITATION, INC. AND SUBSIDIARIES AND AFFILIATES AGREE NOT TO DIVULGE OR DISCUSS THE CONTENTS OF THIS DOCUMENT TO OR WITH ANYONE OTHER THAN THEIR DIRECTORS, OFFICERS, EMPLOYEES, AND ADVISORS WITHOUT FIRST RECEIVING THE CONSENT OF UNION BANK, N.A. UNTIL AGREED OTHERWISE, THIS DOCUMENT SHALL REMAIN THE PROPERTY OF UNION BANK, N.A. AND SHALL BE TREATED AS CONFIDENTIAL AND PROPRIETARY TO UNION BANK, N.A.

ADDENDUM I

FEES AND EXPENSES

Interest Rate:	The Interest Rate for the Facility will be based upon the following grid:

	Usage as a %	Applicable Margin		Unused
	Borrowing Base	LIBOR	RR	Fee
	Less than 50%	2.50%	1.50%	0.50%
	> 50 % but < 75%	2.75%	1.75%	0.50%
	> 75 % but < 90%	3.00%	2.00%	0.50%
	> 90%	3.25%	2.25%	0.50%

Interest will be payable at the maturity of the LIBOR-funding (30, 60 or 90 days) with respect to a LIBOR borrowing and payable quarterly at each quarter end (March 31, June 30, September 30 and December 31) with respect to any UB Reference Rate (“RR”) borrowing.  Interest to be calculated on a 365/366 day basis, except in the case of LIBOR borrowings, which will be calculated on a 360 day basis.

	The Letter of Credit fee will be equal to the Applicable Margin for LIBOR Advances in addition to a Fronting Fee payable to UB as issuing bank.

Upfront/Agency/ Arrangement Fee:	As set forth in the Fee and Mandate Letter.

Expenses:

Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facility, including without limitation, the legal fees of counsel to the Agent, regardless of whether or not the Facility is closed.  Borrower will also pay the expenses of each Lender in connection with the enforcement of any loan documentation for the Facility.